EXHIBIT 99-1

                           SABRE HOLDINGS CORPORATION
                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

                                                                                      Page
                                                                                      ----
Report of Independent Auditors                                                          2

Consolidated Balance Sheets at December 31, 2000 and 1999                               3

Consolidated Statements of Income                                                       4
for the Years Ended December 31, 2000, 1999 and 1998

Consolidated Statements of Cash Flows for the Years Ended                               5
December 31, 2000, 1999 and 1998

Consolidated Statements of Stockholders' Equity for the Years                           6
Ended December 31, 2000, 1999 and 1998

Notes to Consolidated Financial Statements                                              7

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sabre Holdings Corporation

         We have audited the accompanying consolidated balance sheets of Sabre Holdings Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sabre Holdings Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                        /s/ ERNST & YOUNG LLP


Dallas, Texas
January 15, 2001, except for the
matters described in Note 2, as to
which the date is July 2, 2001

SABRE HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                                   December 31,
                                                                                        ------------------------------------
                                                                                              2000               1999
                                                                                        -----------------  -----------------
 ASSETS
 CURRENT ASSETS
     Cash                                                                               $         7,778    $         6,628
     Marketable securities                                                                      137,258            604,498
     Accounts receivable, net                                                                   448,463            295,254
     Receivable from related party, net                                                             ---             29,093
     Prepaid expenses                                                                            83,580             22,899
     Deferred income taxes                                                                       15,889             18,052
                                                                                        -----------------  -----------------
       Total current assets                                                                     692,968            976,424

 PROPERTY AND EQUIPMENT
     Buildings and leasehold improvements                                                       340,473            337,409
     Furniture, fixtures and equipment                                                           49,627             46,485
     Service contract equipment                                                                 517,886            546,200
     Computer equipment                                                                         527,085            482,334
                                                                                        -----------------  -----------------
                                                                                              1,435,071          1,412,428
     Less accumulated depreciation and amortization                                            (879,030)          (839,874)
                                                                                        -----------------  -----------------
       Total property and equipment                                                             556,041            572,554
 Investments in joint ventures                                                                  159,317            156,158
 Goodwill and intangible assets, net                                                            891,497                ---
 Other assets, net                                                                              350,531            246,075
                                                                                        -----------------  -----------------
       TOTAL ASSETS                                                                     $     2,650,354    $     1,951,211
                                                                                        =================  =================
 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Accounts payable                                                                       $       173,954    $       121,091
 Accrued compensation and related benefits                                                       91,196             89,424
 Notes payable                                                                                  710,000                ---
 Other accrued liabilities                                                                      291,238            314,598
                                                                                        -----------------  -----------------
 Total current liabilities                                                                    1,266,388            525,113

 Deferred income taxes                                                                           47,703                ---
 Pensions and other postretirement benefits                                                     109,889            119,687
 Notes payable                                                                                  149,000                ---
 Other liabilities                                                                               46,877             44,366
 Minority interests                                                                             239,480                ---
 Commitments and contingencies

 STOCKHOLDERS' EQUITY
     Preferred stock: $0.01 par value; 20,000 shares authorized; no shares issued                   ---                ---
     Common stock:
       Class A:  $0.01 par value; 250,000 shares authorized; 131,632 and 23,995
          shares issued, respectively                                                             1,321                240
       Class B:  $0.01 par value; 107,374 shares authorized; 0 and 107,374 shares
            issued and outstanding, respectively                                                    ---              1,074
     Additional paid-in capital                                                                 661,098            607,285
     Retained earnings                                                                          196,164            727,050
     Less treasury stock at cost; 1,625 and 1,573 shares, respectively                          (67,566)           (73,604)
                                                                                        -----------------  -----------------
       Total stockholders' equity                                                               791,017          1,262,045
                                                                                        -----------------  -----------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $     2,650,354    $     1,951,211
                                                                                        =================  =================

The accompanying notes are an integral part of these financial statements.

SABRE HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
RECLASSIFIED FOR DISCONTINUED OPERATIONS
(in thousands, except per share amounts)

----------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,
                                                     -----------------------------------------------------
                                                           2000             1999              1998
                                                     ----------------- ----------------  -----------------
 REVENUES                                              $   1,940,734    $   1,698,967       $  1,560,878

 OPERATING EXPENSES
     Cost of revenues                                      1,317,041        1,210,750          1,122,001
     Selling, general and administrative                     341,492          182,798            142,672
     Amortization of goodwill and intangible assets          109,419              ---                ---
                                                     ----------------- ----------------  -----------------
        Total operating expenses                           1,767,952        1,393,548          1,264,673
                                                     ----------------- ----------------  -----------------
 OPERATING INCOME                                            172,782          305,419            296,205

 OTHER INCOME (EXPENSE)
     Interest income                                          16,248           27,673             26,034
     Interest expense                                        (31,686)          (9,995)           (19,493)
     Other, net                                                1,490          137,765             14,541
                                                     ----------------- ----------------  -----------------
        Total other income (expense)                         (13,948)         155,443             21,082
                                                     ----------------- ----------------  -----------------

 MINORITY INTERESTS                                           30,754              ---                ---
                                                     ----------------- ----------------  -----------------

 INCOME FROM CONTINUING OPERATIONS BEFORE
      PROVISION FOR INCOME TAXES                             189,588          460,862            317,287
 Provision for income taxes                                   93,483          170,379            115,420
                                                     ----------------- ----------------  -----------------
 INCOME FROM CONTINUING OPERATIONS                            96,105          290,483            201,867

 INCOME FROM DISCONTINUED OPERATIONS, NET                     47,947           41,424             30,074
                                                     ----------------- ----------------  -----------------

 NET EARNINGS                                        $       144,052   $      331,907    $       231,941
                                                     ================= ================  =================
 EARNINGS PER COMMON SHARE - BASIC
       Income from continuing operations             $           .74   $         2.24    $          1.55
       Income from discontinued operations                       .37              .32                .23
                                                     ----------------- ----------------  -----------------
       Net earnings                                  $          1.11   $         2.56    $          1.78
                                                     ================= ================  =================

 EARNINGS PER COMMON SHARE - DILUTED
       Income from continuing operations             $           .74   $         2.22    $          1.55
       Income from discontinued operations                       .37              .32                .23
                                                     ----------------- ----------------  -----------------
       Net earnings                                  $          1.11   $         2.54    $          1.78
                                                     ================= ================  =================

The accompanying notes are an integral part of these financial statements.

SABRE HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

--------------------------------------------------------------------------------------------------------------
                                                                         Year Ended December 31,
                                                           -----------------------------------------------------
                                                                  2000            1999               1998
                                                           --------------  -----------------  ------------------
 OPERATING ACTIVITIES
 Net earnings                                              $    144,052    $     331,907      $     231,941
 Adjustments to reconcile net earnings to cash
     provided by operating activities
       Depreciation and amortization                            345,794          258,246            247,734
       Deferred income taxes                                     22,334           (8,088)            (1,021)
       Gain on sale of investments                                  ---         (137,657)               ---
       Minority interests                                       (30,754)             ---                ---
       Other                                                     19,335            1,544              1,940
       Changes in operating assets and liabilities
         Accounts receivable                                   (125,038)          48,827           (103,237)
         Prepaid expenses                                       (88,861)          (9,810)            (9,744)
         Other assets                                           (20,582)           3,586               (437)
         Accrued compensation and related benefits                7,042           (4,284)            24,014
         Accounts payable and other accrued liabilities         125,355           (3,308)            53,288
         Receivable from and payable to related parties          29,100           (7,491)           (10,780)
         Pensions and other postretirement benefits              (9,798)          15,113             15,001
         Payment to US Airways                                  (81,469)             ---                ---
         Other liabilities                                      (25,738)           6,797              2,104
                                                           --------------  -----------------  ------------------
     Cash provided by operating activities                      310,772          495,382            450,803

 INVESTING ACTIVITIES
 Additions to property and equipment                           (190,126)        (167,963)          (320,031)
 Proceeds from sale of equipment                                  1,517            2,002             30,276
 Net decrease (increase) in marketable securities               442,930          (75,129)            43,373
 Loan to American                                                   ---         (300,000)               ---
 Proceeds from sale of investments                                  ---          137,657                ---
 Investments in joint ventures, net                                 ---            5,965           (134,759)
 Business combinations, net of cash acquired                   (711,383)             ---                ---
 Other investing activities, net                                (15,917)         (40,044)           (41,691)
                                                           --------------  -----------------  ------------------
     Cash used for investing activities                        (472,979)        (437,512)          (422,832)

 FINANCING ACTIVITIES
 Proceeds from issuance of common stock pursuant to
    employee stock plans                                         18,198           20,645             10,997
 Purchases of treasury stock                                    (34,472)         (60,454)           (49,321)
 Dividends paid                                                (675,000)             ---                ---
 Proceeds from issuance of notes payable                        859,000              ---                ---
 Other financing activities, net                                 (4,369)          (1,568)             7,075
 Payments on debenture payable to AMR                               ---          (17,873)               ---
                                                           --------------  -----------------  ------------------
     Cash provided by (used for) financing activities           163,357          (59,250)           (31,249)

 Increase (decrease) in cash                                      1,150           (1,380)            (3,278)
 Cash at beginning of the period                                  6,628            8,008             11,286
                                                           --------------  -----------------  ------------------

 CASH AT END OF THE PERIOD                                 $      7,778    $       6,628      $       8,008
                                                           ==============  =================  ==================
 SUPPLEMENTAL CASH FLOW INFORMATION
     Cash payments for income taxes                        $    117,131    $     173,907      $     141,784
                                                           ==============  =================  ==================
     Cash payments for interest                            $     27,638    $      14,699      $      19,818
                                                           ==============  =================  ==================

The accompanying notes are an integral part of these financial statements.

SABRE HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                       Class A     Class B     Additional
                                       Common      Common       Paid-in     Retained      Treasury
                                        Stock      Stock        Capital     Earnings       Stock          Total
                                     ---------- ------------ ------------ ------------ --------------- ------------
Balance at December 31, 1997         $     235  $   1,074    $   593,939  $  164,004   $   (1,964)    $   757,288
Net earnings                               ---        ---            ---     231,941          ---         231,941
Repurchase of Company stock                ---        ---            ---         ---      (49,321)        (49,321)
Issuance of 486 shares of Class A
   common stock pursuant to stock
   option, restricted stock
   incentive and stock purchase
   plans                                     2        ---          2,278         ---        8,830          11,110
Tax benefit from exercise of
   employee stock options                  ---        ---          2,870         ---          ---           2,870
Unrealized loss on investments             ---        ---            ---        (145)         ---            (145)
                                     ---------- ------------ ------------ ------------ --------------- ------------
Balance at December 31, 1998               237      1,074        599,087     395,800      (42,455)        953,743
Net earnings                               ---        ---            ---     331,907          ---         331,907
Repurchase of Company stock                ---        ---            ---         ---      (60,454)        (60,454)
Issuance of 289 shares of Class A
   common stock pursuant to stock
   option, restricted stock
   incentive and stock purchase
   plans                                     3        ---          1,276         ---       29,305           30,584
Tax benefit from exercise of
   employee stock options                  ---        ---          6,922         ---          ---            6,922

Unrealized loss on investments             ---        ---            ---        (657)         ---             (657)
                                     ---------- ------------ ------------ ------------ --------------- ------------
Balance at December 31, 1999               240      1,074        607,285     727,050      (73,604)       1,262,045
Net earnings                               ---        ---            ---     144,052          ---          144,052
Exchange of Class B common
   stock for Class A common stock        1,074     (1,074)           ---         ---          ---              ---
Dividends paid                             ---        ---            ---    (675,000)         ---         (675,000)
Repurchase of Company stock                ---        ---            ---         ---      (34,472)         (34,472)
Issuance of 720 shares of Class A
   common stock pursuant to stock
   option, restricted stock
   incentive and stock purchase
   plans                                     7        ---        (24,583)        ---       40,510           15,934
Tax benefit from exercise of
   employee stock options                  ---        ---          3,125         ---          ---            3,125
Options issued in connection with
    business combinations, net of
    unearned deferred
    compensation of $46,855                ---        ---         75,271         ---          ---           75,271
Other                                      ---        ---            ---          62          ---               62
                                     ---------- ------------ ------------ ------------ --------------- ------------
Balance at December 31, 2000         $   1,321  $     ---    $   661,098  $  196,164   $  (67,566)     $   791,017
                                     ========== ============ ============ ============ =============== ============

The accompanying notes are an integral part of these financial statements.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANACIAL STATEMENTS
--------------------------------------------------------------------------------

1.   GENERAL INFORMATION

     Sabre Holdings Corporation is a holding company. Its sole direct subsidiary is Sabre Inc., which is the successor to the businesses of The Sabre Group which were previously operated as subsidiaries or divisions of American Airlines, Inc. ("American") or AMR Corporation ("AMR"). The Sabre Group was formed by AMR to capitalize on synergies of combining AMR's information technology businesses under common management. On March 15, 2000, AMR exchanged all of its 107,374,000 shares of the Company's Class B common stock for an equal number of shares of the Company's Class A common stock and distributed all those shares to AMR shareholders as a stock dividend ("the Spin-off"). AMR no longer has any ownership interest in the Company. Unless otherwise indicated, references herein to the "Company" include Sabre Holdings Corporation and its consolidated subsidiaries.

     The Company is the world leader in the electronic distribution of travel through its SABRE(R) computer reservations system ("the SABRE system"). The Company also engages in business-to-consumer and business-to-business travel services and distribution through its Travelocity.com and GetThere subsidiaries. In addition, the Company is a leading provider of software solutions to the travel and transportation industries. Prior to the agreement discussed in Note 2, the Company was also a leading provider of information technology infrastructure outsourcing services to the travel and transportation industries.

2.   SALE OF INFORMATION TECHNOLOGY INFRASTRUCTURE OUTSOURCING BUSINESS

     On March 14, 2001, the Company entered into agreements with Electronic Data Systems Corporation ("EDS") which provide for (i) the sale of the Company's infrastructure outsourcing business (the "Outsourcing Business") and information technology ("IT") infrastructure assets and associated real estate to EDS (the "Asset Purchase Agreement"), (ii) a 10-year contract with EDS to manage the Company's IT systems (the "IT Outsourcing Agreement"), and (iii) agreements between the Company and EDS to jointly market IT services and software solutions to the travel and transportation industries (the "Marketing Agreements").

     Effective July 1, 2001, the Company and EDS completed the sale of the Company's infrastructure Outsourcing Business contracts, web hosting contracts, and IT infrastructure assets and associated real estate to EDS for approximately $661 million in cash, pursuant to the Asset Purchase Agreement. Up to approximately $31 million of this amount is contingently refundable to EDS based, in part, upon the amount of revenues received by EDS from US Airways under its outsourcing contract during the 30 months following the close of the transaction. In addition, the Company may receive aggregate additional payments from EDS for these assets ranging from $6 million to $25 million on April 15, 2003 and 2004, depending on the amount of revenues received by EDS under certain other airline outsourcing contracts. On July 2, 2001, the Company repaid $710 million of existing short term borrowings using proceeds from the EDS sale and existing cash balances. Terms of the debt required a payment to be made with the proceeds of the sale of a significant portion of the Company's assets.

     The assets transferred included, among other things, the Company's outsourcing contracts with American, US Airways, Gulf Air, and Dollar/Thrifty Rent-A-Car; and its data centers, network and desktop and mid range computer systems. These assets were used for the Company's outsourcing business and for transaction processing in its travel marketing and distribution segment, including the operation of the Sabre(R) global distribution system ("SABRE system"). Approximately 4,000 of the Company's employees, located mostly in the United States, were transitioned to employment with EDS upon closing of the transaction.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The Company retained its travel marketing and distribution business, Travelocity.com(SM), the Company's consumer on-line travel services business, GetThere(TM), the Company's corporate on-line travel services business; and its software development and consulting solutions business. The Company plans to continue to focus its business on remaining the global leader in all channels of travel distribution.

     The Company also retained contracts and assets that are directly related to its core travel marketing and distribution business. Those include its multihost business, which provides internal reservation systems for airline customers; contracts to provide software applications development, maintenance and licensing; the Company's intellectual property assets, including its software applications portfolios; and the eMergo(TM) suite of airline solutions offered by the Company as an online application service provider.

     Under the IT Outsourcing Agreement, EDS will provide, manage and operate the Company's IT infrastructure, including data center management, applications hosting, selected applications development, data assurance, and network management services. The term of the IT Outsourcing Agreement is 10 years, and is expected to generate future cost savings for the Company.

     Under the Marketing Agreements, the Company and EDS will jointly market certain IT services and software solutions to the travel and transportation industries. As part of the marketing relationship, EDS will contribute $20 million toward enhancing and promoting the Company's portfolio of airline software solutions. EDS has also agreed to move its travel bookings to the Company's Sabre system and to implement the Company's GetThere corporate booking platform in its organization.

     This disposition of the infrastructure outsourcing business represents the disposal of a business segment under Accounting Principles Board ("APB") Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS ("APB 30"). As a result of this transaction, the consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998 and the related notes thereto have been reclassified to present the infrastructure outsourcing business as a discontinued operation. The balance sheets as of December 31, 2000 and 1999 and the related statements of cash flows for the years ended December 31, 2000, 1999 and 1998, have not been reclassified as permitted by APB 30.

     Summarized financial information for the discontinued operations is as follows (in thousands):

                                                                     For the year Ended December 31,
                                                        ----------------------------------------------------------
                                                               2000                    1999               1998
                                                        ---------------------  ----------------   ----------------
       Revenues                                         $      676,640         $      735,652         $  745,509
                                                        =====================  ================   ================

       Income before provision for income taxes         $       77,680         $       67,083         $   54,167
       Provision for income taxes                               29,733                 25,659             24,093
                                                        ---------------------  ----------------   ----------------
       Income from discontinued operations, net         $       47,947         $       41,424         $   30,074
                                                        =====================  ================   ================

     No interest expense has been allocated to the discontinued operations.

     The Company currently anticipates recording a gain during the third quarter of 2001 of approximately $20 million to $30 million, net of related income taxes, as a result of the transaction.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The Company consolidates all of its majority-owned subsidiaries and companies over which the Company exercises control through operating or financing agreements. The Company accounts for interests in joint ventures which it does not control using the equity method. The consolidated financial statements include the accounts of the Company after elimination of all significant intercompany balances and transactions.

     The consolidated financial statements reflect the results of operations, financial condition and cash flows of the Company as a majority-owned subsidiary of AMR through March 15, 2000 and may not be indicative of actual results of operations and financial position of the Company under other ownership. Management believes the consolidated income statements include a reasonable allocation of administrative costs, which are described in Note 7, incurred by AMR on behalf of the Company. Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

     STATEMENT OF CASH FLOWS - Marketable securities, without regard to remaining maturity at acquisition, are not considered cash equivalents for purposes of the statement of cash flows.

     DEPRECIATION AND AMORTIZATION - The Company's depreciation and amortization policies are as follows:

         Property and Equipment:
           Buildings                                          30 years
           Service contract equipment                         3 to 5 years
           Computer equipment                                 3 to 5 years
           Furniture and fixtures                             5 to 15 years
           Leasehold improvements                             Lesser of lease term or useful life
           Capitalized software                               3 to 7 years
         Other Assets:
           Internally developed software                      3 to 7 years
           Intangible assets                                  3 to 20 years

     Property and equipment are stated at cost less accumulated depreciation and amortization, which is calculated on the straight-line basis.
     Service contract equipment consists of hardware provided primarily to subscribers of the SABRE system. Depreciation of property and equipment included in continuing operations totaled approximately $146 million, $161 million and $146 million in 2000, 1999 and 1998, respectively. Amortization of other assets included in continuing operations approximated $126 million in 2000, $14 million in 1999 and $14 million in 1998. Other assets are amortized on the straight-line basis over the periods indicated. Accumulated amortization of other assets approximated $210 million and $80 million at December 31, 2000 and 1999, respectively.

     REVENUE RECOGNITION - The Company provides various travel marketing and distribution services using the SABRE system. As compensation for services provided, fees are collected from airline, car rental, and hotel vendors and other providers of travel-related products and services ("associates") for reservations booked through the SABRE system. The fee per booking charged to associates is dependent upon the level of functionality within the SABRE system at which the associate participates. Revenue for airline travel reservations is recognized at the time of the booking of the reservation, net of estimated future cancellations. At December 31, 2000 and 1999, the Company had recorded booking fee cancellation reserves of approximately $21 million and $20 million, respectively. Revenue for car

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     rental, hotel bookings and other travel providers is recognized at the time the reservation is used by the customer. The Company also enters into service contracts with subscribers (primarily travel agencies) to provide access to the SABRE system, hardware, software, hardware maintenance and other support services. Fees billed on service contracts are recognized as revenue in the month earned.

     The Company, through its ownership interest in the Travelocity.com partnership, also receives commissions from travel suppliers for air travel, hotel rooms, car rentals, vacation packages and cruises booked through the Travelocity.com Web site and advertising revenues from the delivery of advertising impressions on the Travelocity.com Web site. Commissions from air travel providers are recognized upon confirmation of pending payment of the commission. Commissions from other travel providers are recognized upon receipt. Advertising revenues are recognized in the period that advertising impressions are delivered.

     The Company receives fees from travel suppliers and corporate customers for transactions booked through GetThere's Web-based travel booking systems and recognizes the associated revenues in the month of the transaction. In addition, GetThere also charges certain up-front fees, such as implementation, franchise, and license fees. The revenues for those fees are deferred and generally recognized over the term of the related contract.

     Additionally, the Company provides other services to companies in the travel industry and other industries worldwide. Revenue from software license fees for standard software products is recognized when the software is delivered, fees are fixed and determinable, no undelivered elements are essential to the functionality of delivered software and collection is probable. Fees for software maintenance are recognized ratably over the life of the contract. Services on long-term software development and consulting contracts are provided under both a time-and-materials basis and a fixed fee basis. Revenues with respect to time-and-materials contracts are recognized as services are performed. Revenues from services provided under fixed fee contracts are recognized using the percentage of completion method of accounting, based on hours completed in comparison to total hours projected at completion. Losses, if any, on long-term contracts are recognized when the current estimate of total contract costs indicates a loss on a contract is probable. As a result of contractual billing terms, at December 31, 2000 and 1999 the Company had recorded accounts receivable of approximately $25 million and $10 million, respectively, that had not been billed to customers and deferred revenues of approximately $35 million and $19 million, respectively, related to advance payments from customers. Approximately $9 million of deferred revenues were noncurrent as of each balance sheet date.

     ADVERTISING COSTS - Advertising costs are generally expensed as incurred. Internet advertising expenses are recognized based on the terms of individual agreements, but generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, or on a straight-line basis over the term of the contract. Advertising costs related to continuing operations expensed in 2000, 1999 and 1998, including amounts paid to American under the terms of the Marketing Cooperation Agreement (see Note 7), totaled approximately $90 million, $49 million and $37 million, respectively.

     INCOME TAXES - The entities comprising the Company have been included in the consolidated federal income tax return of AMR through March 15, 2000. The Company and AMR entered into a tax sharing agreement effective July 1, 1996 (the "Tax Sharing Agreement"), which provides for the allocation of tax liabilities during the tax periods the Company is included in the consolidated federal, state and local income tax returns filed by AMR. The Tax Sharing Agreement generally requires the Company to pay to AMR the amount of federal, state and local income taxes that the Company would have paid had it ceased to be a member of the AMR consolidated tax group. The Company is jointly and severally liable for the federal income tax of AMR and the other companies included in the consolidated return for all periods in which the Company is included in

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SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     the AMR consolidated group. AMR has agreed, however, to indemnify the Company for any liability for taxes reported or required to be reported on a consolidated return arising from operations of subsidiaries of AMR other than the Company.

     Except for certain items specified in the Tax Sharing Agreement, AMR generally retains any potential tax benefit carryforwards, and remains obligated to pay all taxes attributable to periods before July 2, 1996. The Tax Sharing Agreement also grants the Company certain limited participation rights in any disputes with tax authorities.

     As a result of the Spin-off, the Company is no longer consolidated with AMR for tax purposes (see Note 7). Therefore, the Company will separately report and file federal, state, and local income tax returns for the taxable periods beginning March 16, 2000.

     The results of operations of consolidated subsidiaries of the Company are included in the Company's federal income tax return, with the exception of Travelocity.com Inc., which files a separate federal income tax return. The Company does include its proportionate share of the results of operations of the Travelocity.com partnership in its federal income tax return (see
     Note 10).

     The provision for deferred income taxes has been computed using the liability method as if the Company and Travelocity.com Inc. were separate taxpayers during all periods presented. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based on available evidence, the future tax benefits more likely than not will be realized.

     SOFTWARE DEVELOPMENT COSTS - All costs incurred in the development of software which is licensed to third parties that have the option to take possession of the software are classified as research and development costs and are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are capitalized until the product is ready for service. The Company defines technological feasibility in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. Technological feasibility is achieved upon completion of all planning, designing, coding and testing activities that are necessary to establish that a product can be produced according to its design specifications.

     Effective January 1, 1999, the Company adopted the provisions of Statement of Position 98-1, ACCOUNTING FOR COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires the capitalization of certain costs incurred during internal-use software development projects. Capitalizable costs consist of (a) certain external direct costs of materials and services incurred in developing or obtaining internal-use computer software, (b) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project and (c) interest costs incurred. Research and development costs incurred during the preliminary project stage or incurred for data conversion activities, and training, maintenance and general and administrative or overhead costs are expensed as incurred. Costs that cannot be separated between maintenance of, and relatively minor upgrades and enhancements are also expensed as incurred.

     The Company amortizes capitalized development costs using the straight-line method over the estimated economic life of the software. At December 31, 2000 and 1999, unamortized software development costs approximated $33 million and $24 million, respectively. Research and development

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SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     costs incurred in software development and included in continuing operations approximated $57 million, $46 million and $39 million for 2000, 1999 and 1998, respectively.

     CONCENTRATION OF CREDIT RISK - The Company's customers are primarily located in the United States, Europe, Canada, Asia and Latin America, and are concentrated in the travel industry. Approximately 12%, 12% and 12% of revenues from continuing operations in 2000, 1999 and 1998 were related to American and other subsidiaries of AMR. Approximately 9%, 12% and 9% of revenues from continuing operations in 2000, 1999 and 1998, respectively, were related to US Airways, Inc. ("US Airways"). Each of the Company's segments recognizes revenues from transactions with American and US Airways. The Company generally does not require security or collateral from its customers as a condition of sale. The Company maintained an allowance for losses of approximately $21 million and $12 million at December 31, 2000 and 1999, respectively, based upon the amount of accounts receivable expected to prove uncollectible.

     USE OF ESTIMATES - The preparation of these financial statements in conformity with generally accepted accounting principles requires that certain amounts be recorded based on estimates and assumptions made by management. Actual results could differ from these estimates and assumptions.

     CUSTOMER INCENTIVES - Certain service contracts with significant subscribers contain booking fee productivity clauses and other provisions which allow subscribers to receive cash payments, and/or various amounts of additional equipment and other services from the Company at no cost. The Company establishes liabilities for these commitments and recognizes the related expense as the subscribers earn incentives based on the applicable contractual terms. Accrued incentives at December 31, 2000 and 1999 were approximately $80 million and $70 million, respectively. Periodically, the Company makes cash payments to subscribers at inception or modification of a service contract, which are deferred and amortized over the expected life of the service contract, generally three years. The service contracts are priced so that the additional airline and other booking fees generated over the life of the contract will exceed the cost of the incentives provided.

     STOCK AWARDS AND OPTIONS - The Company accounts for stock awards and options (including awards of AMR stock and stock options granted to employees prior to July 2, 1996 which were converted to Sabre Holdings stock and stock options) in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). No compensation expense is recognized for stock option grants if the exercise price is at or above the fair market value of the underlying stock on the date of grant. Compensation expense relating to other stock awards is recognized over the period during which the employee renders service to the Company necessary to earn the award.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION ("FIN 44"), an interpretation of APB 25. FIN 44, which was adopted by the Company prospectively as of July 1, 2000, requires certain changes to previous practice regarding accounting for certain stock compensation arrangements. FIN 44 does not change APB 25's intrinsic value method, under which compensation expense is generally not recognized for grants of stock options to employees with an exercise price equal to the market price of the stock at the date of grant, but it has narrowed its application. The primary effect of the adoption of FIN 44 was the requirement to record deferred compensation of approximately $22 million related to unvested employee stock options issued in connection with the acquisition of GetThere (see Note 5).

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     COMPREHENSIVE INCOME - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the years ended December 31, 2000, 1999 and 1998, the differences between net earnings and total comprehensive income were not significant and consisted primarily of unrealized gains and losses on marketable securities.

     FINANCIAL INSTRUMENTS - The carrying value of the Company's financial instruments (excluding the depository certificates discussed below), including cash, marketable securities, accounts receivable, and short and long-term debt instruments approximate their respective fair values at December 31, 2000 and 1999.

     At December 31, 2000, American held 2.3 million depository certificates representing beneficial ownership of common stock of Equant N.V. ("Equant"), a telecommunications company affiliated with Societe Internationale de Telecommunications Aeronautiques ("SITA"), for the economic benefit of the Company. The depository certificates are issued by the SITA Foundation, which holds the underlying Equant shares. Based upon the market value of the Equant's publicly-traded common stock, the estimated value of the depository certificates held on behalf of the Company by American was approximately $60 million and $258 million at December 31, 2000 and 1999, respectively.

     In November 2000, an agreement was announced in which the SITA Foundation will exchange approximately 68 million Equant shares for France Telecom shares. The SITA Foundation will receive one France Telecom share for every 2.2 Equant shares. The agreement is conditional upon certain regulatory approvals from the European Union and the United States authorities. It is also subject to certain customary termination provisions. Completion is expected to take place in the first half of 2001. Based upon the terms of the SITA Foundation exchange agreement with France Telecom, the depository certificates have an estimated value of approximately $90 million at December 31, 2000.

     The Company's carrying value of these certificates was nominal at December 31, 2000 and 1999 as certain restrictions limit the Company's ability to freely dispose of the certificates. Any future disposal of such depository certificates, or shares of France Telecom received in exchange for the depository certificates, may result in additional gains to the Company.

     TREASURY STOCK - The Company accounts for the purchase of treasury stock at cost. Upon reissuance of shares of treasury stock, the Company records any difference between the weighted-average cost of such shares and any proceeds received as an adjustment to additional paid-in capital.

     RECENT ACCOUNTING PRONOUNCEMENT - The Company has adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133") effective January 1, 2001. FAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

     At December 31, 2000, the Company was a party to certain derivative instruments, including foreign currency forwards designated as a hedge related to anticipated foreign currency expenditures, an interest rate/foreign currency swap contract entered into in connection with Euro denominated debt related to the Gradient acquisition (see Note 5) and warrants received from Hotel Reservations Network in connection with an affiliation agreement. These instruments were not significant to the Company's financial position or results of operations as of or for the year ending December 31, 2000. The Company recorded a gain of approximately $7 million, before minority interest and related income taxes, related to the adoption of FAS 133 in the first quarter of 2001.

4.   MARKETABLE SECURITIES

     Marketable securities consist of (in thousands):

                                                                                  December 31,
                                                                        --------------------------------
                                                                              2000             1999
                                                                        --------------   --------------
     Corporate notes                                                    $        ---     $    380,857
     Overnight investment and time deposits                                   99,961          149,072
     Mortgages                                                                    17           23,081
     Asset-backed securities                                                     ---           26,556
     U.S. Government treasuries                                               37,280           24,932
                                                                        --------------   --------------
        Total                                                           $    137,258     $    604,498
                                                                        ==============   ==============

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The following table summarizes marketable securities by contractual maturity (in thousands):

                                                                                  December 31,
                                                                        ------------------------------
                                                                              2000             1999
                                                                        --------------   --------------
     Due in one year or less                                            $     99,961     $    268,873
     Due after one year through three years                                       17          297,472
     Due after three years                                                    37,280           38,153
                                                                        --------------   --------------
        Total                                                           $    137,258     $    604,498
                                                                        ==============   ==============

     Marketable securities, all of which are classified as available-for-sale, are stated at fair value based on market quotes. Net unrealized gains and losses, net of deferred taxes, have not been significant and are reflected as an adjustment to stockholders' equity.

     The Company expects that the majority of marketable securities will be sold within one year, regardless of maturity date. The Company primarily invests in high credit quality debt instruments with an active resale market and money market funds to ensure liquidity and the ability to readily convert its investments into cash to fund current operations, or satisfy other cash requirements as needed. Accordingly, the Company has classified all marketable securities as current assets in the accompanying balance sheets.

5.   MERGERS AND ACQUISITIONS

     During 2000, the Company completed the following mergers and acquisitions. Each of these transactions was accounted for using the purchase method of accounting for business combinations.

     MERGER OF TRAVELOCITY.COM INC. AND PREVIEW TRAVEL, INC. - On March 7, 2000, the Company completed the merger of Travelocity.com Inc. ("Travelocity.com"), a newly created subsidiary of the Company, and Preview Travel, Inc. ("Preview"), an independent publicly-traded company engaged in consumer direct travel distribution over the Internet. Under the terms of the merger agreement, shareholders of Preview received one common share of Travelocity.com Inc., for each share of Preview held, and Preview was merged into Travelocity.com Inc., the surviving entity. Shares of Travelocity.com Inc. stock now trade under the symbol "TVLY" on the NASDAQ National Market. In connection with the merger, the Company contributed its Travelocity.com division and approximately $100 million in cash to Travelocity.com LP, a Delaware limited partnership (the "Partnership"). Immediately following the merger, Travelocity.com Inc. contributed the assets and businesses obtained from the acquisition of Preview to the Partnership. As a result of the merger, the Company owns an economic interest of approximately 70% in the combined businesses, composed of an approximate 61% direct interest in the Partnership and an approximate 22% interest in Travelocity.com Inc., which holds an approximate 39% interest in the Partnership.

     The cost of the acquisition of Preview was approximately $287 million, which has been allocated to the respective assets and liabilities acquired based on estimated fair values, with the remainder recorded as goodwill. Fair values were determined by the Company's management based on information furnished by Preview's management and independent valuations of the net assets acquired, including intangible assets. The Company recorded goodwill and other intangibles related to this acquisition of approximately $252 million, which are being amortized over one to three years.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     ACQUIRED INTEREST IN DILLON COMMUNICATION SYSTEMS GMBH ("DILLON") - On June 26, 2000, the Company acquired a 51% ownership interest in Dillon, a supplier of electronic travel distribution services in Germany. In accordance with the purchase agreement, the Company paid approximately $20 million in cash and will make additional payments of approximately $1 million in each of the next three years. The cost of the acquisition of approximately $24 million was allocated to the respective assets and liabilities acquired based on estimated fair values, based on information furnished by Gradient's management and independent valuations with the remainder recorded as goodwill. The Company recorded goodwill and other intangible assets related to this acquisition of approximately $24 million, which are being amortized over approximately five years.

     ACQUISITION OF GRADIENT SOLUTIONS LIMITED ("GRADIENT") - On August 15, 2000, the Company acquired Gradient, resulting in Gradient becoming a wholly owned subsidiary of the Company. Gradient is a Dublin, Ireland-based technology company that provides e-commerce solutions to the global travel marketplace. The cost of the acquisition was approximately $39 million, of which approximately $13 million was paid in cash with the balance in Euro-denominated notes payable. This cost was allocated to the respective assets and liabilities acquired based on estimated fair values, based on information furnished by Gradient's management and independent valuations, with the remainder recorded as goodwill. The Company recorded goodwill and other intangible assets of approximately $38 million related to this acquisition, which are being amortized over approximately five years.

     ACQUISITION OF GETTHERE, INC. ("GETTHERE") - On October 17, 2000, the Company acquired GetThere, a Delaware corporation, resulting in GetThere becoming a wholly owned subsidiary of the Company. GetThere operates one of the world's largest Internet marketplaces focused on business-to-business travel services and powers online travel sites for leading airlines. The cost of the acquisition of GetThere was approximately $781 million. The cost of the acquisition has been allocated to the respective assets and liabilities acquired based on estimated fair values, with the remainder recorded as goodwill. The fair values were determined by the Company's management based on information furnished by GetThere's management and independent valuations of the net assets acquired, including intangible assets. The Company recorded goodwill and other intangible assets of approximately $688 million related to this acquisition, which are being amortized over two to four years.

     The following unaudited pro forma information presents the Company's results of continuing operations as if the mergers and acquisitions in 2000 had occurred as of January 1, 1999. The pro forma information has been prepared by combining the results of continuing operations of the Company and the acquired businesses for the years ended December 31, 2000 and 1999. This pro forma information does not purport to be indicative of what would have occurred had these mergers and acquisitions occurred as of that date, or of results of continuing operations that may occur in the future (in thousands, except per share data):

                                                                     Year Ended December 31,
                                                             ----------------------------------------
                                                                   2000                  1999
                                                             ------------------     ----------------
     Revenues                                                     $ 1,969,313          $ 1,741,173
                                                             ==================     ================
     Income (loss) from continuing operations                      $  (67,390)           $   49,926
                                                             ==================     ================

     Income (loss) from continuing operations per common
     share:
           Basic                                             $             (.52)        $      .39
                                                             ==================     ================
           Diluted                                           $             (.52)        $      .38
                                                             ==================     ================

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

6.   SIGNIFICANT TRANSACTIONS

     US AIRWAYS AGREEMENT - In January 1998, the Company completed the execution of a 25-year information technology services agreement with US Airways. Under the terms of the agreement, the Company provided substantially all of US Airways' information technology services. In connection with the IT services agreement, the Company purchased substantially all of US Airways' information technology assets for approximately $47 million, and hired more than 600 former employees of US Airways. The IT services agreement and those IT assets and personnel have been transferred to EDS as part of the asset sale (see Note 2). Substantially all of those IT services will be performed by EDS. Certain software applications development and maintenance services were retained by the Company under a new agreement with US Airways.

     In January 1998 the Company granted to US Airways two tranches of stock options, each to acquire 3 million shares of the Company's Class A common stock. On December 14, 1999, US Airways exercised the first tranche of stock options. Pursuant to the terms of the exercised options, the Company settled the options in cash in lieu of issuing common stock and paid approximately $81 million to US Airways on January 5, 2000.

     The second tranche of options is exercisable during the ten-year period beginning on the fifth anniversary of the asset transfer date. In connection with the Company's payment of the $675 million dividend on February 18, 2000, the Company adjusted the terms of the second tranche of US Airways options to provide for the same aggregate intrinsic value of the US Airways' holdings of the Company's common stock before and after the effect of the dividend on the Company's stock price. Additionally, the terms of the second tranche of options provided US Airways the opportunity to select an alternative vehicle of substantially equivalent value in place of receiving shares of the Company's stock during the six-month period ended December 31, 2000. No such election was made during that time. The Company may, at its discretion, choose to settle the remaining stock options with alternative value in place of issuing shares of its common stock. Such payment may result in the payment of cash by the Company to US Airways.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The Company has recorded a liability and related deferred costs equal to the number of options outstanding multiplied by the difference between the exercise price of the options and the market price of the Company's Class A common stock. The deferred costs and liability are adjusted for changes in the market price of the Company's stock at each month-end until such time as the options are settled or US Airways' ability to select an alternative vehicle in place of receiving stock expires. At December 31, 2000 and 1999, the Company had a liability relating to these options of $147 million and $154 million, respectively, and net deferred costs of approximately $107 million and $126 million, respectively. During 2000, 1999, and 1998, the Company recorded amortization expense of approximately $12 million, $18 million and $10 million, respectively, related to the options, which is recorded in income from discontinued operations. The deferred costs were being amortized over the eleven-year non-cancelable portion of the agreement.

     ABACUS JOINT VENTURE - In February 1998, the Company signed long-term agreements with ABACUS International Holdings Ltd., which created a Singapore-based joint venture company called ABACUS to manage travel distribution in the Asia/Pacific region. The Company paid $139 million in cash and contributed its assets related to the Company's ongoing travel distribution activities in Asia/Pacific and other consideration. In exchange, the Company received 35% of the shares of the joint venture company. The Company accounts for its investment in the joint venture using the equity method of accounting and records revenue for the Company's share of the net income of ABACUS. The Company provides ABACUS with transaction processing on the SABRE system. At December 31, 2000 and 1999, the Company's net investment in ABACUS totaled approximately $144 million. The Company's initial investment in ABACUS differed from its proportional share of the net equity in the underlying assets of ABACUS by approximately $116 million. This amount is being amortized over 20 years.

     TICKETNET JUDGMENT - In August 1998, the Company received a favorable court judgment related to Ticketnet Corporation, an inactive subsidiary of the Company, and recognized approximately $14 million of other income.

     EQUANT DEPOSITORY CERTIFICATES - At December 31, 1998, American owned approximately 1.7 million depository certificates representing beneficial ownership of common stock of Equant for the economic benefit of the Company. In connection with a secondary offering of Equant common stock, in February 1999, American liquidated 490,000 of these certificates for the Company's benefit. The Company received proceeds of approximately $35 million from the transaction, resulting in a gain of approximately $35 million.

     In December 1999, in connection with an additional secondary offering of Equant common stock, approximately 1.2 million certificates were liquidated for the Company's benefit. The Company received proceeds of approximately $103 million from the transaction, resulting in an additional gain of approximately $103 million.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

7.   CERTAIN TRANSACTIONS WITH AMR AND AMERICAN

     AMR AGREEMENTS - The Company entered into certain agreements with AMR and its affiliates (the "AMR Agreements"), which are discussed below.

     INFORMATION TECHNOLOGY SERVICES AGREEMENT - On July 1, 1996, the Company entered into the Information Technology Services Agreement with American (the "Technology Services Agreement"), to provide American with certain information technology services. The base term of the Technology Services Agreement expires June 30, 2006. The Technology Services Agreement and related IT assets and personnel have been transferred to EDS as part of the sale of the Outsourcing Business (see Note 2). Substantially all of the services under the Technology Services Agreement will now be provided by EDS. The Company may receive additional payments from EDS for those assets, depending on the amount of revenues received by EDS under the Technology Services Agreement. The terms of the services to be provided to American by EDS, however, vary. Certain software applications development and maintenance services were retained by the Company under a new agreement with American. The Company also transferred to American approximately 250 employees who had previously been providing dedicated support services for American.


     MANAGEMENT SERVICES AGREEMENT - The Company and American were parties to a Management Services Agreement dated July 1, 1996 (the "Management Services Agreement"), pursuant to which American performed certain management services for the Company that American had historically provided to the Company. In connection with the Spin-off, the Company and American agreed to the early termination of certain services, effective March 2000, and the continuation of certain services with termination dates through June 30, 2001.

     MARKETING COOPERATION AGREEMENT - The Company and American are parties to the Marketing Cooperation Agreement dated July 1, 1996 (the "Marketing Cooperation Agreement"), pursuant to which American agreed to provide marketing support for 10 years for certain of the Company's products. Under the terms of the Marketing Cooperation Agreement, the Company pays American a fee for its marketing support, the amount of which may increase or decrease, generally based on booking volumes. The total fee was approximately $20 million, $18 million and $17 million in 2000, 1999 and 1998, respectively, which has been included in income from continuing operations. Additionally, the Company guaranteed to American certain cost savings in the fifth year of the Marketing Cooperation Agreement. At December 31, 1998, the Company recorded a liability of approximately $7 million for this guarantee. This liability was reversed during the fourth quarter of 1999 based on projections of cost savings. In connection with the Spin-off, the Company and American agreed to terminate the Company's obligation to guarantee those cost savings.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     NON-COMPETITION AGREEMENT - The Company, AMR and American entered into a Non-Competition Agreement dated July 1, 1996 (the "Non-Competition Agreement"), pursuant to which AMR and American, on behalf of themselves and certain of their subsidiaries, have agreed to limit their competition with the Company's businesses. The Non-Competition Agreement expires on December 31, 2001. American may terminate the Non-Competition Agreement, however, if the Technology Services Agreement is terminated as a result of an egregious breach by EDS.

     TRAVEL AGREEMENTS - The Company and American are parties to a Travel Privileges Agreement dated July 1, 1996 (the "Travel Privileges Agreement"), pursuant to which the Company is entitled to purchase personal travel for its employees and retirees at reduced fares. The Travel Privileges Agreement will expire on June 30, 2008. To pay for the provision of flight privileges to certain of its future retired employees, the Company makes a lump sum payment to American each year for each employee retiring in that year. The payment per retiree is based on the number of years of service with the Company and AMR over the prior ten years of service. The cost of providing this privilege is accrued over the estimated service lives of the employees eligible for the privilege (see Note 9).

     The Company and American agreed to certain amendments to the Travel Privileges Agreement in connection with the Spin-off and the EDS transaction. These amendments allow American to provide certain employees with additional limited travel privileges and require the Company to indemnify American for costs related to the Company's continued use of the travel privileges.

     The Company and American are also parties to a Corporate Travel Agreement (the "Corporate Travel Agreement"); pursuant to which the Company received discounts for certain flights purchased on American. In exchange, the Company agreed to fly a certain percentage of its travel on American as compared to all other air carriers combined.

     CREDIT AGREEMENT - On July 1, 1996, the Company and American entered into a Credit Agreement pursuant to which the Company was required to borrow from American, and American was required to lend to the Company, amounts required by the Company to fund its daily cash requirements. In addition, American could, but was not required to, borrow from the Company to fund its daily cash requirements. The maximum amount the Company could borrow at any time from American under the Credit Agreement was $300 million. The maximum amount that American could borrow at any time from the Company under the Credit Agreement was $100 million. No borrowings occurred by either the Company or American under this agreement. In connection with the Spin-off, the Credit Agreement was terminated on April 14, 2000.

     DEBENTURE PAYABLE TO AMR - In 1996, the Company issued to AMR a floating rate, subordinated debenture due September 30, 2004 (the "Debenture"). The principal balance was approximately $318 million at December 31, 1998. During 1999, in connection with the Omnibus Financing Agreement discussed below, the Company prepaid the remaining principal balance and all outstanding accrued interest under the Debenture. The average interest rate on the Debenture was 5.6% and 6.1% for 1999 and 1998, respectively.

     OMNIBUS FINANCING AGREEMENT - On March 1, 1999, the Company and American entered into a short-term credit agreement pursuant to which American could borrow from the Company up to a maximum of $300 million. During the first half of 1999, American borrowed $300 million under the short-term credit agreement. Subsequently, in June 1999, the Company, AMR and American entered into an Omnibus Financing Agreement pursuant to which (a) the $300 million outstanding from American under the short-term credit agreement was applied against the $318 million remaining under

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     the Debenture payable from the Company to AMR and (b) the Company paid the remaining principal balance of approximately $18 million and all outstanding accrued interest under the Debenture.

     INDEMNIFICATION AGREEMENT - In July 1996, the Company and American entered into an intercompany agreement (the "Indemnification Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Indemnification Agreement, the Company indemnified American for liabilities assumed against third party claims asserted against American as a result of American's prior ownership of assets or operation of businesses contributed to the Company and for losses arising from or in connection with the Company's lease of property from American. In exchange, American indemnified the Company for specified liabilities retained by it against third party claims against the Company relating to American's businesses and asserted against the Company as a result of the ownership or possession by American prior to July 2, 1996 of any asset contributed to the Company in July 1996 and for losses arising from or in connection with American's lease of property from the Company.

     In connection with the Spin-off, the Company and American agreed to terminate the Indemnification Agreement as of July 1, 2003.

     AGREEMENT ON SPIN-OFF TAXES - In connection with the Spin-off, the Company and AMR entered into an indemnity agreement (the "Agreement on Spin-off Taxes") pursuant to which the Company will be responsible for Spin-off related taxes, in certain circumstances, if the Spin-off is deemed to be taxable as a result of certain factual representations and assumptions relating to the Company being inaccurate or as a result of the Company's subsequent actions. The Internal Revenue Service ("IRS") has issued a Tax Ruling to the effect that the Spin-off will be tax-free to the Company, AMR and AMR shareholders under Section 355 of the Internal Revenue Code of 1986, as amended (except to the extent that cash is received in lieu of fractional shares). Under the terms of the Agreement on Spin-off Taxes, the Company has also agreed to comply with certain restrictions on its future operations to assure that the Spin-off will be tax free, including restrictions with respect to a third party's acquisition of shares of the Company's stock and the Company's issuance of stock.

     REVENUES FROM AMR - Revenues from American and other subsidiaries of AMR included in continuing operations were $226 million, $209 million and $195 million in 2000, 1999 and 1998, respectively.

     OPERATING EXPENSES - Prior to the Spin-off, operating expenses were charged to the Company by American and other subsidiaries of AMR to cover certain employee benefits, facilities rental, marketing services, management services, legal fees and certain other administrative costs based on employee headcount or actual usage of facilities and services. The Company believes amounts charged to the Company for these expenses approximate the cost of such services provided by third parties. Travel service costs for travel by the Company's employees for personal and business travel are charged to the Company based on rates negotiated with American. If the Company had not been affiliated with American, the personal travel flight privilege would most likely not have been available to employees. The rates negotiated with American for 2000, 1999 and 1998 under the Corporate Travel Agreement approximate corporate travel rates offered by American to similar companies. Expenses charged to the Company by AMR and its affiliates approximated $19 million for the two months prior to the Spin-off in March 2000. Expenses charged to the Company by AMR and its affiliates, unadjusted for discontinued operations, for the years ended December 31, 1999 and 1998 are as follows (in thousands):

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                              Year Ended December 31,
                                           -----------------------------
                                                1999             1998
                                           ------------     ------------
     Employee benefits                        $ 45,471         $ 41,348
     Facilities rental                           2,814            2,706
     Marketing cooperation                      10,793           24,044
     Management services                         5,719           10,069
     Other administrative costs                  2,816           12,732
     Travel services                            45,190           45,433
                                           ------------     ------------
         Total expenses                       $112,803         $136,332
                                           ============     ============

Of these total amounts, approximately $66 million and $88 million was included in continuing operations in 1999 and 1998, respectively.

8.   DEBT

     On February 4, 2000, the Company entered into a $300 million, senior unsecured, revolving credit agreement (the "Credit Facility"), which expires on September 14, 2004. Concurrently, the Company entered into a short-term $200 million, senior unsecured, term loan agreement (the "Interim Loan"), with an original maturity of August 4, 2000 which was subsequently extended to February 4, 2001. On February 18, 2000, the Company utilized a portion of its available cash balance and marketable securities, as well as proceeds from both the Credit Facility and Interim Loan to fund a $675 million dividend to shareholders. In connection with the bridge credit facility discussed below, the entire $200 million balance outstanding under the Interim Loan was repaid and the Interim Loan agreement was terminated. At December 31, 2000, there were no outstanding borrowings under the Interim Loan and $149 million outstanding under the Credit Facility at an average annual interest rate of 6.7%.

     On October 10, 2000, the Company entered into a $865 million bridge credit agreement (the "Bridge Credit Agreement") which expires on July 10, 2001. Proceeds of the Bridge Credit Agreement were used to fund the acquisition of GetThere and to repay the $200 million outstanding under the Interim Loan. Interest on the Bridge Credit Agreement is variable, based upon the London Interbank Offered Rate ("LIBOR"), the prime rate or the federal funds rate plus a margin, at the Company's option. At December 31, 2000, the outstanding balance of borrowings under the Bridge Credit Agreement was $710 million at an average interest rate of 7.1%. Borrowings under the Bridge Credit Agreement were retired on July 2, 2001 using proceeds from the sale of the Outsourcing Business (Note 2) and existing cash balances.

9.   EMPLOYEE BENEFIT PLANS

     The Company sponsors The Sabre Group Retirement Plan (the "SGRP"), a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code of 1986. The Company makes a defined contribution and matches a defined portion of employee contributions to the plan and has recorded expenses related to the SGRP of approximately $21 million, $20 million and $16 million in 2000, 1999 and 1998, respectively.

     Additionally, the Company sponsors The Sabre Group Legacy Pension Plan (the "LPP"), a tax-qualified defined benefit plan for employees meeting certain eligibility requirements.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     As a result of the Spin-off, the Company amended its retiree medical and life insurance plan effective January 1, 2001. The Company changed the plan to offer subsidized retiree medical coverage only to employees hired prior to October 1, 2000. Employees hired after that date will be offered access to the Company-sponsored plan but with no subsidy and therefore no liability to the Company. In addition, active employees will no longer pre-fund their share of the retiree medical benefit costs but will make post-retirement contributions averaging 20% of the cost of retiree medical coverage. Previously established employee pre-funding account balances will continue to accrue interest and will be used to offset future retiree contributions; however, new pre-funding contributions were discontinued. The lifetime maximums for the retiree medical plan were increased due to the consolidation of supplemental medical plan benefits into the basic retiree medical plan.

     Officers and certain employees of the Company are eligible for additional retirement benefits, to be paid by the Company, under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers and certain employees of the Company would be entitled, but for the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986 ($135,000 for 2000), and the limit on the maximum amount of compensation which may be taken into account under the Company's retirement program ($170,000 for 2000).

     Pursuant to the Travel Privileges Agreement, the Company is entitled to purchase personal travel for certain retirees. To pay for the provision of flight privileges to certain of its future retired employees, the Company makes a lump sum payment to American for each employee retiring in that year. The payment per retiree is based on the number of years of service with the Company and AMR over the prior ten years of service. The cost of providing this privilege is accrued over the estimated service lives of the employees eligible for the privilege.

     The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the years ended December 31, 2000 and 1999, and a statement of funded status as of December 31, 2000 and 1999 (in thousands):

                                                    Pension Benefits                 Other Benefits
                                              ------------------------------   ------------------------------
                                                 2000             1999             2000            1999
                                             --------------   --------------   --------------  --------------
     Change in benefit obligation:
         Benefit obligation at January 1      $  (201,950)     $  (211,445)    $    (61,335)   $    (57,333)
         Service cost                             (10,836)         (13,055)          (4,369)         (5,118)
         Interest cost                            (16,974)         (15,710)          (4,764)         (4,350)
         Actuarial gains (losses)                 (27,828)          37,846           (5,895)          5,066
         Plan amendments                              ---             (557)          (7,673)            ---
         Settlements                                  ---              ---            9,739             ---
         Benefits paid
                                                      633              971              982             400
                                             --------------   --------------   --------------  --------------
         Benefit obligation at December 31    $  (256,955)     $  (201,950)    $    (73,315)   $    (61,335)
                                             ==============   ==============   ==============  ==============
     Change in plan assets:
         Fair value at January 1             $    126,299     $    110,607     $     10,600    $       8,933
         Actual return on plan assets              10,122            2,025           (1,654)           (159)
         Company contributions                     18,261           11,903           12,741           2,226
         Transfers from AMR                        (1,384)           2,735              ---             ---
         Settlements                                  ---              ---           (9,739)            ---
         Benefits paid                               (633)            (971)            (982)           (400)
                                             --------------   --------------   --------------  --------------
         Fair value at December 31            $   152,665      $   126,299     $     10,966    $     10,600
                                             ==============   ==============   ==============  ==============

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

         Funded status of the plan
            (underfunded)                     $  (104,290)      $  (75,651)       $ (62,349)     $  (50,735)
         Unrecognized net loss (gain)              54,292           22,252           (4,246)        (15,044)
         Unrecognized prior service cost              702              755            5,995          (1,280)
         Unrecognized transition asset                  7               16              ---             ---
                                             --------------   --------------   --------------  --------------
         Accrued benefit cost                $    (49,289)    $    (52,628)      $  (60,600)     $  (67,059)
                                             ==============   ==============   ==============  ==============

     The assumptions used in the measurement of the Company's benefit obligations as of December 31, 2000 and 1999 are as follows:

                                                   Pension Benefits                    Other Benefits
                                             ------------------------------    ------------------------------
     Weighted-average assumptions:                2000            1999             2000             1999
                                             -------------    -------------    -------------    -------------
       Discount rate                              7.50%            8.00%            7.50%            8.00%
       Expected return on plan assets             9.50%            9.50%            9.50%            9.50%
       Rate of compensation increase              5.25%            5.25%             ---              ---

     Due to the revisions to the retiree medical program, a 9% annual rate of increase in the per capita cost of covered retiree health care benefits was assumed for 2001. This rate was assumed to gradually decrease by .5% each year until it reaches an ultimate rate of 5%.

     The following table provides the components of net periodic benefit costs for the three years ended December 31, 2000 (in thousands). Total costs for other postretirement benefits are included in employee benefits in the table in Note 7.

                                                 Pension Benefits                      Other Benefits
                                         ----------------------------------   ----------------------------------
                                           2000        1999        1998          2000        1999        1998
                                         ----------  ----------  ----------   ----------  ----------  ----------
      Service cost                         $10,836    $ 13,055    $ 11,257     $  4,369    $  5,118   $   5,261
      Interest cost                         16,974      15,710      12,370        4,764       4,350       4,065
      Expected return on plan assets       (13,025)    (10,294)     (8,336)      (1,093)       (904)       (684)
      Amortization of transition asset           9        (151)       (228)         ---         ---         ---
      Amortization of prior service cost        53          22          22          248        (150)       (150)
      Amortization of net loss (gain)           74       3,032       1,690         (475)       (533)       (241)
                                         ----------  ----------  ----------   ----------  ----------  ----------
        Total net periodic benefit cost   $ 14,921    $ 21,374    $ 16,775     $  7,813    $  7,881    $  8,251
                                         ==========  ==========  ==========   ==========  ==========  ==========

     Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefit plans. A one percentage point decrease in the assumed health care cost trend rates would decrease the total service and interest cost components of total net periodic benefit cost for 2000 and the postretirement benefit obligations at December 31, 2000 by approximately $2 million and $10 million, respectively. A one percentage point increase in the assumed health care cost trend rates would increase the total service and interest cost components of total net periodic benefit cost for 2000 and the postretirement benefit obligations at December 31, 2000 by approximately $2 million and $12 million, respectively.

     Plan assets for the LPP and for the postretirement health care and life insurance benefits consist primarily of mutual fund shares managed by a subsidiary of AMR invested in debt and equity securities.

     Expenses included in income from continuing operations related to employee benefit plans totaled approximately $24 million, $27 million, and $23 million in 2000, 1999 and 1998, respectively. The Company anticipates recording a curtailment gain as a component of the gain on the sale of the Outsourcing Business relating to the cessation of benefits under the plans described above for the employees transferred to EDS.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

10.  INCOME TAXES

     The provision (benefit) for income taxes from continuing operations is as follows (in thousands):

                                                                     Year Ended December 31,
                                                      --------------------------------------------------
                                                            2000              1999             1998
                                                      ---------------   ---------------  ---------------
     Current portion:
        Federal                                         $    63,966       $   148,325      $    92,156
        State                                                 1,041            10,961            6,172
        Foreign                                              10,611             6,929           11,930
                                                      ---------------   ---------------  ---------------
          Total current                                      75,618           166,215          110,258

     Deferred portion:
        Federal                                               9,198            (3,501)             342
        State                                                 8,667             7,665            4,820
                                                      ---------------   ---------------  ---------------
          Total deferred                                     17,865             4,164            5,162
                                                      ---------------   ---------------  ---------------

          Total provision for income taxes              $    93,483       $   170,379      $   115,420
                                                      ===============   ===============  ===============

     The provision for income taxes relating to continuing operations differs from amounts computed at the statutory federal income tax rate as follows (in thousands):

                                                                     Year Ended December 31,
                                                      -------------------------------------------------
                                                           2000              1999              1998
                                                      --------------   ---------------   ---------------
     Income tax provision at statutory federal income
       tax rate                                         $   66,352       $   161,302       $   107,963
     State income taxes, net of federal benefit              4,194            12,107             7,145
     Nondeductible goodwill amortization                    28,278               ---               ---
     Research and experimentation credit                    (4,000)              ---               ---
     Other, net                                             (1,341)           (3,030)              312
                                                      --------------   ---------------   ---------------

        Total provision for income taxes                $   93,483       $   170,379       $   115,420
                                                      ==============   ===============   ===============

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                                December 31,
                                                                      -------------------------------
                                                                          2000             1999
                                                                      --------------   --------------
     Deferred tax assets:
            Accrued expenses                                          $    39,630        $  35,248
            Employee benefits other than pensions                          29,432           31,286
            Deferred revenue                                                5,855            5,662
            Pension obligations                                            10,606           18,395
            Net operating loss carryforwards                               82,225              416
                                                                      --------------   --------------
                 Total deferred tax assets                                167,748           91,007

       Deferred tax liabilities:
            Foreign operations                                               (837)          (3,269)
            Depreciation and amortization                                 (25,588)         (29,313)
            Amortization of computer software and intangible assets       (77,214)         (14,997)
            Other                                                         (47,123)         (23,184)
                                                                      --------------   --------------
                 Total deferred tax liabilities                          (150,762)         (70,763)

       Valuation allowance                                                (48,800)             ---
                                                                      --------------   --------------
       Net deferred tax asset (liability)                             $   (31,814)       $  20,244
                                                                      ==============   ==============

       Current deferred income tax asset                              $    15,889        $  18,052
       Noncurrent deferred income tax asset (liability)                   (47,703)           2,192
                                                                      --------------   --------------
       Net deferred tax asset (liability)                             $   (31,814)       $  20,244
                                                                      ==============   ==============

     The increase in the deferred tax liability for amortization of computer software and intangible assets resulted from a deferred tax liability recorded for the intangible assets, other than goodwill, recorded in connection with the acquisition of GetThere.

     As a result of the merger of Travelocity.com and Preview, Travelocity.com acquired net operating losses ("NOL's") of approximately $105 million previously incurred by Preview, which begin expiring in 2009. Additionally, as a result of the acquisition of GetThere, the Company acquired NOL's of approximately $100 million previously incurred by GetThere, which begin expiring in 2011. Preview and GetThere NOL's are subject to limitation under Section 382 of the Internal Revenue Code, but such limitation is not expected to have a significant impact on the Company's ability to utilize the NOL's.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The results of operations of Travelocity.com Inc. are not included in the federal income tax return of the Company (see Note 3). Accordingly, only Travelocity.com Inc. can utilize the NOL's acquired from Preview. Travelocity.com Inc. has additional NOL's totaling approximately $18 million relating to its proportionate share of the losses of the Travelocity.com partnership during 2000 (see Note 5). At December 31, 2000, a valuation allowance has been recorded to fully reserve the deferred tax assets resulting from Travelocity.com Inc.'s NOL's, as the Company has been unable to conclude that it is more likely than not that Travelocity.com Inc. will be able to utilize these NOL's. To the extent that the NOL's acquired from Preview are utilized to offset Travelocity.com Inc.'s future taxable income, goodwill and non-current intangible assets recorded in connection with the acquisition will be reduced. If goodwill and non-current intangible assets have been fully amortized or reduced to zero, income tax expense will be reduced. To the extent that Travelocity.com Inc. is able to realize the benefit of the NOL's, either acquired from Preview or arising subsequent to the acquisition of Preview, the Company will recognize a benefit equal to its ownership interest in Travelocity.com Inc. of approximately 22%.

     The Company believes that, more likely than not, it will be able to utilize the NOL's acquired from GetThere. Accordingly, no valuation allowance has been established related to these NOL's.

11.  COMMITMENTS AND CONTINGENCIES

     On July 1, 1996, the Company entered into an operating lease agreement with AMR for certain facilities and AMR assigned its rights and obligations under certain leases to the Company. Also on July 1, 1996, the Company entered into an operating lease agreement with a third party for the lease of other facilities.

     In October 1998, the Company sold data center mainframe equipment to an unrelated party for approximately $34 million. The Company then entered into an agreement to lease back the equipment from the unrelated party. The Company recognized a deferred gain of approximately $1 million on the transaction. The agreement has a term of seven years; however, the Company has the option, at its discretion, to terminate the contract as of December 31, 2001. Under the agreement, the Company may lease additional equipment at rates specified in the agreement. This agreement was transferred to EDS as part of its purchase of the Company's IT infrastructure assets (see Note
     2).

     In 1999, the Company entered into a syndicated lease financing facility of approximately $310 million for the use of land, an existing office building and the construction of a new corporate headquarters facility in Southlake, Texas, as well as the development of new data center facilities in Tulsa, Oklahoma. The financing facility will be accounted for as an operating lease. The initial term of the lease extends through September 2004, with two optional one-year renewal periods thereafter. At the end of each renewal period, the Company is required to either renew the lease, purchase the property for its original cost, or arrange for the sale of the property to a third party, with the Company guaranteeing to the lessor proceeds on such sale of approximately 85% of the original fair value of the leased facility, or approximately $264 million. EDS purchased the new Tulsa data center facilities as part of its purchase of the Company's IT infrastructure assets (see Note 2).

     Additionally, in 1999, the Company entered into an agreement with AOL that provides, among other things, that the Travelocity.com Web site will be the exclusive reservations engine for AOL's Internet properties. Travelocity.com is obligated for payments of up to $200 million and AOL and Travelocity.com will share advertising revenues and commissions over the five-year term of the agreement. Under certain circumstances, Travelocity.com may elect to alter the terms of this agreement such that guaranteed payments to AOL would no longer be required. The Company is amortizing the payments due under the AOL Agreement as a selling and marketing expense based upon the noncancellable period of the contract. Payments are recorded as prepaid assets, which are reduced by amortization. Approximately $16 million is recorded in prepaid assets at December 31, 2000. Commissions are due to AOL as travel reservations are made by AOL users through Travelocity.com's co-branded AOL web-site. Such amounts are recorded as revenues and recognized by Travelocity. Amounts received from AOL under the advertising revenue sharing arrangement are recognized in the month earned.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     At December 31, 2000, future minimum lease payments required under the aforementioned operating lease agreements and other operating lease agreements with terms in excess of one year for facilities, equipment and software licenses as well as other guaranteed payments were as follows (in thousands):

            Year Ending December 31,
            -------------------------
                    2001                                      $ 95,777
                    2002                                        95,598
                    2003                                        83,899
                    2004                                        80,174
                    2005                                        18,556
                    Thereafter                                  42,752

     Rental expense included in continuing operations was approximately $61 million, $54 million and $40 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company is involved in certain disputes and other matters arising in the normal course of business. Additionally, the Company is subject to review and assessment by various taxing authorities. Although the ultimate resolution of these matters cannot be reasonably estimated at this time, management does not believe that they will have a material, adverse effect on the financial condition or results of operations of the Company.

12.  CAPITAL STOCK

     On February 7, 2000, the Company declared a one-time cash dividend on all outstanding shares of the Company's Class A and Class B common stock. The aggregate amount of the dividend was $675 million, or approximately $5.20 per share, and was paid to shareholders on February 18, 2000. In the future, the Company intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any additional cash dividends on its common stock. Any determination as to the future payment of dividends will depend upon the future results of operations, capital requirements and financial condition of the Company and its subsidiaries and such other factors as the Board of Directors of the Company may consider, including any contractual or statutory restrictions on the Company's ability to pay dividends.

     On March 15, 2000, AMR exchanged all of its 107,374,000 shares of the Company's Class B common stock for an equal number of shares of the Company's Class A common stock and distributed such shares to AMR shareholders as a stock dividend. The distribution consisted of AMR's entire ownership interest in the Company. The Company now has only Class A common stock outstanding. The Company is authorized by its certificate of incorporation to issue up to 250 million shares of Class A common stock, and up to 20 million shares of Preferred Stock.

     In 1997, the Company's Board of Directors authorized, subject to certain business and market conditions, the purchase of up to 1.5 million shares of the Company's Class A common stock. On March 16, 1999, the Company's Board of Directors authorized the repurchase of up to an additional 1 million shares of the Company's Class A common stock. On September 15, 1999, the Company's Board of Directors authorized the repurchase of up to an additional $100 million of the Company's Class A common stock during the next two years. The Company repurchased 1,004,193; 1,029,890 and 1,428,200 shares of Class A common stock in 2000, 1999 and 1998, respectively. The Company uses Treasury Stock to settle exercised stock options.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

13.  OPTIONS AND OTHER STOCK-BASED AWARDS

     Under the Company's 1996 Long-Term Incentive Plan (the "1996 Plan") officers and other key employees of the Company may be granted restricted stock, deferred stock, stock options, stock appreciation rights, stock purchase rights, other stock-based awards and/or performance-related awards. The 1996 Plan will terminate no later than October 2006. In 1999, the Company amended the 1996 Plan (the "Amended Plan"). Under the Amended Plan, the Company expanded the employees eligible for awards to include non-employee directors and managers of the Company in addition to officers and key employees. The total number of shares of Class A common stock authorized to be issued under the Amended Plan is approximately 14 million shares, provided that no more than 1 million shares of stock shall be granted to any employee in a one-year period. At December 31, 2000, approximately 3 million shares remained available for future grants of stock-based awards under the Amended Plan.

     In 2000, the Company established the Sabre Holdings Corporation Stock Option Plan (the "2000 Plan") to attract, retain, and reward employees of the Company, by offering stock incentives in the Company. Under the 2000 Plan, employees may be granted stock options, stock appreciation rights or other stock-based awards. The total number of shares of Class A common stock authorized for distribution under the 2000 Plan is 7 million shares. At December 31, 2000 approximately 3 million shares remained available for future grants.

     The total charge for stock compensation expense included in income from continuing operations was $10 million, $9 million and $7 million for 2000, 1999 and 1998, respectively. No compensation expense was recognized for stock option grants under the 1996 Plan, the Amended Plan or the 2000 Plan since the exercise price of the Company's stock option grants was equal to the fair market value of the underlying stock on the date of grant.

     Shares of restricted stock are awarded at no cost to employees. Restricted shares generally vest three years following the date of grant. Unadjusted for discontinued operations, restricted stock activity follows:

                                                                      Year Ended December 31,
                                                         --------------------------------------------------
                                                            2000               1999              1998
                                                        --------------     --------------    --------------
          Outstanding at January 1                          192,410           155,590           166,940
          Granted                                           715,957           168,000            12,390
          Issued                                            (67,148)         (126,740)          (10,280)
          Canceled                                              ---            (4,440)          (13,460)
                                                        --------------     --------------    --------------
          Outstanding at December 31                        841,219           192,410           155,590
                                                        ==============     ==============    ==============

     The weighted-average grant date fair values of restricted stock granted during 2000, 1999 and 1998 were $34.70, $50.08 and $38.49, respectively.
     The grant date fair values are based on the Company's stock price on the date of grant. The Company recognizes stock compensation expense for these grants over the related vesting period.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     Company Performance Shares are also awarded at no cost to officers and key employees of the Company based on performance metrics of the Company. The Company Performance Shares vest over a three-year performance period and are settled in cash. Unadjusted for discontinued operations, the Company's Performance Share activity was as follows:

                                                                      Year Ended December 31,
                                                         --------------------------------------------------
                                                              2000               1999              1998
                                                         -------------      -------------     -------------
          Outstanding at January 1                          479,069            504,873           612,100
          Granted                                           282,361            197,326           206,970
          Awards settled in cash                           (194,957)          (179,035)         (263,040)
          Canceled                                         (100,326)           (44,095)          (51,157)
                                                         -------------      -------------     -------------
          Outstanding at December 31                        466,147            479,069           504,873
                                                         =============      =============     =============

     The weighted-average grant date fair values of Company Performance Shares granted during 2000, 1999 and 1998 were $46.43, $42.30 and $36.42, respectively. The grant date fair values are based on the Company's stock price on the date of grant. The Company recognizes stock compensation expense for these grants over the related performance periods.

     Stock options are granted at the market value of Class A common stock on the date of grant, except as otherwise determined by a committee appointed by the Board of Directors, generally vest over three to five years, and are not exercisable more than ten years after the date of grant. Unadjusted for discontinued operations, stock option activity follows:

                                                                  Year Ended December 31,
                                      --------------------------------------------------------------------------------
                                                2000                       1999                       1998
                                      ------------------------- -------------------------- ---------------------------
                                                  Weighted-Average           Weighted-Average           Weighted-Average
                                                     Exercise                   Exercise                   Exercise
                                        Options        Price        Options      Price        Options       Price
                                     --------------------------  -------------------------  --------------------------
   Outstanding at January 1            4,672,970      $38.20       3,395,390    $ 29.10       2,874,070     $ 25.43
   Granted                            13,551,898       30.89       2,469,600      46.37       1,245,600       34.94
   Exercised                            (779,866)      27.07        (697,130)     52.17        (433,270)      21.97
   Canceled                           (1,701,498)      37.54        (494,890)     33.49        (291,010)      28.41
                                     --------------              -------------              -------------
   Outstanding at December 31         15,743,504      $32.53       4,672,970    $ 38.20       3,395,390     $ 29.10
                                     ==============              =============              =============
   Exercisable options outstanding at
     December 31                       3,305,349      $21.61         826,430    $ 27.19         870,670     $ 24.82
                                     ==============              =============              =============

     The weighted-average grant date fair value of stock options granted during 2000, 1999 and 1998 were $13.42, $18.75 and $12.55, respectively. The grant date fair values were estimated at the date of grant using the Black-Scholes option-pricing model.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The following table, which has not been adjusted for discontinued operations, summarizes information about the stock options outstanding at December 31, 2000:

                                          Options Outstanding                           Options Exercisable
                         ----------------------------------------------------- ------------------------------------
                                          Weighted-Average
     Range of Exercise                    Remaining Life      Weighted-Average                    Weighted-Average
          Prices              Shares          (years)         Exercise Price        Shares        Exercise Price
   --------------------- ---------------- ----------------  ------------------ ---------------- ------------------
     $ 0.16 - $25.99        5,298,291            8.49             $ 19.25         2,759,265           $ 19.25
     $26.00 - $35.99        2,657,760            8.47               31.88           493,844             32.73
     $36.00 - $48.99        5,321,792            9.67               38.16            52,240             40.72
     $49.00 - $69.40        2,465,661            9.17               49.63              ---                ---
                         ----------------                                      ----------------
     Total                 15,743,504            8.99             $ 32.53         3,305,349           $ 21.61
                         ================                                      ================

     Stock appreciation rights ("SARS") may be granted in conjunction with all or part of any stock option granted. All appreciation rights will terminate upon termination or exercise of the related option and will be exercisable only during the time that the related option is exercisable. If a SAR is exercised, the related stock option will be deemed to have been exercised.

     The Company has a Directors' Stock Incentive Plan, which provides for an annual award of options to purchase 3,000 shares of the Company's Class A common stock to each non-employee director. The plan also provides for a one-time award of options to purchase 10,000 shares of the Company's Class A common stock to a new non-employee director upon his or her initial election to the Board of Directors. The options have an exercise price equal to the market price of the Class A common stock on the date of grant and vest pro rata over a five-year period. Each option expires on the earlier of (i) the date the non-employee director ceases to be a director of the Company, if for any reason other than due to death, disability or retirement, or (ii) three years from the date the non-employee director ceases to be a director of the Company due to death, disability or retirement. 350,000 shares of Class A common stock are reserved for issuance under the Directors' Stock Incentive Plan. As of December 31, 2000, 109,026 options had been granted to directors at a weighted-average exercise price of $25.20. None of the options granted to the directors have been exercised. At December 31, 2000, approximately 241,000 shares were available for future grants under the Directors' Stock Incentive Plan.

     Beginning in 1999, stock options granted to non-employee directors were granted under the Amended Plan. In 2000 and 1999, 54,543 and 24,000 options were granted to directors at weighted-average exercise prices of $30.79 and $62.59, respectively. These amounts are included in the previous stock options outstanding table. None of these options have been exercised.

     Certain officers and key employees of the Company have been awarded deferred shares of the Company's Class A common stock ("Company Career Equity Shares"). The Company Career Equity Shares are issued upon the individual's retirement from the Company. During 2000, 1,066 of these shares were issued and 5,057 shares were canceled. At December 31, 2000 and 1999, 3,609 and 7,600 shares of the Company Career Equity Shares were outstanding, respectively.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     In connection with the payment of the $675 million dividend on February 18, 2000, the Company adjusted the terms of its outstanding employee stock option plans such that the exercise price per share of each option was reduced, and the number of options held by each employee was increased, such that the aggregate intrinsic value of each employee's option holdings was the same before and after the effect of the payment of the dividend on the Company's stock price. Because the adjustment to the option terms was done in accordance with Emerging Issues Task Force Consensus No. 90-9, CHANGES TO FIXED EMPLOYEE STOCK OPTION PLANS AS A RESULT OF EQUITY RESTRUCTURING, no compensation expense was recorded by the Company. The weighted-average exercise prices included in the schedules above, for stock options granted prior to the payment of the dividend have not been adjusted for the effects of the dividend.

     The Company sponsors an Employee Stock Purchase Plan (the "ESPP"). The ESPP allows eligible employees to purchase Class A common stock at a discount from the market price of such stock. From January 1997 through June 2000, participating employees could purchase the stock on a monthly basis at 85% of the market price at the beginning or the end of each monthly offering period, whichever was lower. Participating employees were limited to an aggregate maximum purchase price of either 1% or 2% of the employee's annual compensation, subject to certain limitations. The ESPP was amended July 1, 2000 to allow participating employees to purchase stock on a semiannual basis at 85% of the lower of the market price of the stock at the beginning or the end of a six month period. In addition, the amended ESPP allows participating employees to purchase stock up to an aggregate maximum purchase price of 10% of the employee's annual compensation, subject to certain limitations. 2,000,000 shares of Class A common stock have been reserved for issuance under the ESPP. Approximately 57,000, 59,000 and 54,000 shares were issued under the ESPP during 2000, 1999 and 1998, respectively, and approximately 1,800,000 shares remain available for future purchases at December 31, 2000.

     For other stock-based awards, a committee established by the Board of Directors determines the eligible persons to whom awards will be made, the times at which the awards will be made, the number of shares to be awarded, the price, if any, to be paid by the recipient and all other terms and conditions of the award.

     As required by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options and stock-based awards under the fair value method set forth in Statement No. 123. The fair value for the stock options granted by the Company to officers and key employees of the Company after January 1, 1995 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.65% to 6.51% for 2000, 4.65% to 6.22% for 1999 and 5.45% to 5.67% for 1998; a dividend yield of 0%; a volatility factor of the expected market price of the Company's Class A common stock of 0.40 for 2000, 0.39 for 1999 and 0.32 for 1998; and a weighted-average expected life of the options granted of 4.5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable and requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     For purposes of the pro forma disclosures, the estimated fair value of the options and stock-based awards is amortized to expense over the vesting period. The Company's pro forma information unadjusted for discontinued operations is as follows (in thousands, except per share amounts):

                                                                      Year Ended December 31,
                                                        -----------------------------------------------------
                                                            2000               1999                1998
                                                        ---------------     --------------     ---------------
         Net earnings:
            As reported                                 $       144,052     $      331,907     $       231,941
                                                        ===============     ==============     ===============
            Pro forma                                   $       134,066     $      326,788     $       228,672
                                                        ===============     ==============     ===============
         Earnings per common share, as reported:
            Basic                                       $          1.11     $         2.56     $          1.78
                                                        ===============     ==============     ===============
            Diluted                                     $          1.11     $         2.54     $          1.78
                                                        ===============     ==============     ===============
         Earnings per common share, pro forma:
            Basic                                       $          1.04     $         2.52     $          1.76
                                                        ===============     ==============     ===============
            Diluted                                     $          1.03     $         2.50     $          1.75
                                                        ===============     ==============     ===============

14.  EARNINGS PER SHARE

     Basic earnings per share excludes any dilutive effect of options, warrants and other stock-based awards. The number of shares used in the diluted earnings per share calculations includes the dilutive effect of stock options, and restricted and career equity shares.

     The following table reconciles weighted average shares used in computing basic and diluted earnings per common share (in thousands):

                                                                          Year Ended December 31,
                                                              ------------------------------------------------
                                                                  2000                1999             1998
                                                              --------------    --------------    -------------
     Denominator:
        Denominator for basic earnings per common share -
           weighted-average shares                                  129,198           129,574           129,943
        Dilutive effect of stock awards and options                     643             1,081               578
                                                              --------------    --------------    -------------
        Denominator for diluted earnings per common share -
           adjusted weighted-average shares                         129,841           130,655           130,521
                                                              ==============    ==============    =============

     For additional information regarding stock awards and options, see Note 13.

     Options to purchase approximately 8,280,000; 3,130,000 and 2,470,000 weighted-average shares of common stock were outstanding during 2000, 1999 and 1998, respectively, but were excluded from the computation of diluted earnings per share because the effect would be antidilutive.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

15.  SEGMENT REPORTING

     Prior to the divestiture of its outsourcing business (Note 2), the Company had four reportable segments: Travel Marketing and Distribution, Travelocity.com, GetThere, and Outsourcing and Software Solutions. Subsequent to the divestiture, the Company has redefined its Outsourcing and Software Solutions segment as the Airlines and Emerging Businesses segment. The segment information presented below is based on the new segment definition for all periods presented.

     The Travel Marketing and Distribution segment distributes travel services to travel agencies ("subscribers"). Through the Company's global distribution system, subscribers can access information about and book reservations with airlines and other providers of travel and travel-related products and services. The Travelocity.com segment distributes travel services to individual consumers. Through the Travelocity.com Web site, individual consumers can compare prices, make travel reservations and obtain destination information online. GetThere distributes travel services on-line directly to businesses. GetThere operates one of the world's largest Internet marketplaces focused on business-to-business travel services and powers online travel sites for leading airlines. The Airline Solutions and Emerging Businesses segment primarily provides software development and consulting solutions and other products and services to airlines and other travel providers.

     The Company's reportable segments are strategic business units that offer different products and services and are managed separately because each business requires different market strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The company accounts for intersegment transactions as if the transactions were to third parties, that is, at estimated current market prices. Intersegment transactions are recorded as expense offsets and are not included in segment revenues.

     Personnel and related costs for the corporate headquarters, certain legal and professional fees and other corporate charges are allocated to the segments through a management fee based primarily on usage. Depreciation expense on the corporate headquarters buildings and related facilities costs are allocated to the segments through a facility fee based on headcount. The related assets are not allocated to the segments. Other assets not allocated to the segments include cash, marketable securities and deferred tax assets. Benefits expense, including pension expense, postretirement benefits, medical insurance and workers' compensation, are allocated to the segments based on headcount. Unallocated corporate expenses include depreciation expense and other costs associated with the corporate headquarters buildings, net of facility fees allocated to the reportable segments and affiliated companies, expenses related to the Spin-off and certain other corporate charges maintained at the corporate level.

     The segment information is presented on a basis that excludes certain special items that are summarized below, except where noted. This presentation is consistent with the manner in which the Company's management assesses the operating performance of its business segments.

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                           Year Ended December 31,
                                                                -----------------------------------------------
                                                                    2000             1999            1998
                                                               ---------------  --------------- ---------------
     Revenues from external customers:
       Travel marketing and distribution                       $   1,585,762    $   1,420,693   $   1,302,344
       Travelocity.com                                               144,261           40,305          13,564
       GetThere                                                       11,991            2,165             ---
       Airline solutions and emerging businesses                     177,871          217,767         236,083
                                                               ---------------  --------------- ---------------
          Total external revenues                              $   1,919,885    $   1,680,930   $   1,551,991
                                                               ===============  =============== ===============

     Intersegment revenues:
       Travel marketing and distribution                         $    16,249    $     (23,882)  $      (8,524)
       Travelocity.com                                                48,409           23,882           8,524
       GetThere                                                          ---              ---             ---
       Airline solutions and emerging businesses                       3,046              ---             ---
                                                               ---------------  --------------- ---------------
          Total intersegment revenues                            $    67,704    $         ---   $         ---
                                                               ===============  =============== ===============

     Equity in net income of equity method investees:
       Travel marketing and distribution                         $    20,849    $      18,037   $       8,887
                                                               ===============  =============== ===============

     Total consolidated revenues:
       Travel marketing and distribution                       $   1,622,860    $   1,414,848   $   1,302,707
       Travelocity.com                                               192,670           64,187          22,088
       GetThere                                                       11,991            2,165             ---
       Airline solutions and emerging businesses                     180,917          217,767         236,083
       Elimination of intersegment revenues                          (67,704)             ---             ---
                                                               ---------------  --------------- ---------------
          Total consolidated revenues                          $   1,940,734    $   1,698,967   $   1,560,878
                                                               ===============  =============== ===============

     Segment operating income (loss) from continuing
     operations, excluding special items:
       Travel marketing and distribution                       $     408,406    $     367,957   $     306,088
       Travelocity.com                                               (43,502)         (22,578)        (22,729)
       GetThere                                                      (36,705)         (21,565)            ---
       Airline solutions and emerging businesses                     (18,088)         (12,068)          9,966
       Net corporate allocations                                      (1,894)          (4,042)          2,880
                                                               ---------------  --------------- ---------------
          Total segment operating income (loss) from
          continuing operations excluding special items:       $     308,217    $     307,704   $     296,205
                                                               ===============  =============== ===============

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

A summary of the special items and reconciliation to consolidated operating income from continuing operations is set forth below (in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                    2000              1999             1998
                                                                    ----              ----             ----
     Travel Marketing and Distribution:
        Goodwill and other intangibles amortization                 $   4,207        $     ---       $      ---
        Stock compensation                                                527              ---              ---
        Severance expense                                               4,055              603              ---
                                                               ----------------  ---------------  ---------------
          Total Travel Marketing and Distribution                       8,789              603              ---
                                                               ----------------  ---------------  ---------------

     Travelocity.com:
       Goodwill and other intangibles amortization                     67,996              ---              ---
        Stock compensation                                              2,556              ---              ---
                                                               ----------------  ---------------  ---------------
          Total Travelocity.com                                        70,552              ---              ---
                                                               ----------------  ---------------  ---------------

     GetThere:
       Goodwill and other intangibles amortization                     37,216              ---              ---
       Stock compensation                                               1,665              ---              ---
       Integration expenses                                               549              ---              ---
                                                               ----------------  ---------------  ---------------
          Total GetThere                                               39,430              ---              ---
                                                               ----------------  ---------------  ---------------

     Airline Solutions and Emerging Businesses:
       Severance expenses                                               3,153            1,682              ---
                                                               ----------------  ---------------  ---------------
          Total Airline Solutions and Emerging Businesses               3,153            1,682              ---
                                                               ----------------  ---------------  ---------------

     Corporate:
       Expenses related to spin off from AMR                           12,548              ---              ---
       Severance expenses                                                 963              ---              ---
                                                               ----------------  ---------------  ---------------
          Total Corporate                                              13,511              ---              ---
                                                               ----------------  ---------------  ---------------

          Total special items                                       $ 135,435        $   2,285       $      ---
                                                               ================  ===============  ===============

     Operating income (loss) from continuing operations
     including special items:
       Travel Marketing and Distribution                            $ 399,617        $ 367,354       $  306,088
       Travelocity.com                                               (114,054)         (22,578)         (22,729)
       GetThere                                                       (76,135)         (21,565)             ---
       Airline Solutions and Emerging Businesses                      (21,241)         (13,750)           9,966
       Unallocated corporate expenses                                 (15,405)          (4,042)           2,880
                                                               ----------------  ---------------  ---------------
         Total consolidated operating income from continuing
         operations                                                 $ 172,782        $ 305,419       $  296,205
                                                               ================  ===============  ===============

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     Depreciation and amortization included in income from continuing operations:
       Travel marketing and distribution                           $ 110,699         $123,268        $124,475
       Travelocity.com                                                82,348            2,833           2,412
       GetThere                                                       38,758            5,018           5,810
       Airline solutions and emerging businesses                      22,826           20,544           6,382
       Unallocated depreciation and amortization                      17,296           23,553          20,255
                                                               ---------------  --------------- ---------------
          Total consolidated depreciation and amortization
              included in income from continuing operations        $ 271,927         $175,216        $159,334
                                                               ===============  =============== ===============
     Amortization of goodwill and intangible assets included in income from continuing operations, including special items:
       Travel marketing and distribution                           $   4,207         $    ---        $    ---
       Travelocity.com                                                67,996              ---             ---
       GetThere                                                       37,216              ---             ---
                                                               ----------------  ---------------  ---------------
          Total amortization of goodwill and intangible
          assets included in income from continuing operations     $ 109,419         $    ---        $    ---
                                                               ================  ===============  ===============

     Segment assets as presented below have not been revised for the effects of the sale of the Outsourcing Business (Note 2). Assets sold to EDS totaling approximately $519 million at December 31, 2000 are included in the table below. Service contract equipment sold to EDS totaling approximately $220 million, net of accumulated depreciation, is included in the December 31, 2000 assets of the Travel Marketing and Distribution segment. Segment assets totaling approximately $300 million relating to the Outsourcing Business are included in the assets of the Airline Solutions and Emerging Businesses segment at December 31, 2000.

                                                                                    December 31,
                                                               -------------------------------------------------
     Segment assets:                                                2000              1999             1998
                                                               --------------------------------------------------
       Travel marketing and distribution                          $  459,483        $  546,971       $  598,972
       Travelocity.com                                               370,205             9,606           10,970
       GetThere                                                      684,810             2,400            6,927
       Airline solutions and emerging businesses                     543,907           434,273          501,882
       Unallocated cash and investments                              145,036           611,126          537,710
       Unallocated corporate headquarters and other                  446,913           346,835          270,356
                                                               ----------------  ---------------  ---------------
          Total consolidated assets                               $2,650,354        $1,951,211       $1,926,817
                                                               ================  ===============  ===============

     Capital expenditures, as presented in the table below, have not been revised for the effects of the sale of the Outsourcing Business.

                                                                              Year Ending December 31,
                                                               --------------------------------------------------
                                                                    2000              1999             1998
                                                               --------------------------------------------------
     Capital expenditures for segment assets:
       Travel marketing and distribution                            $ 78,567         $  67,466        $  96,908
       Travelocity.com                                                11,755               522            2,346
       GetThere                                                        1,341               491               85
       Airline solutions and emerging businesses                      81,876            62,057          186,475
       Unallocated capital expenditures                               16,587            37,427           34,217
                                                               ----------------  ---------------  ---------------
          Total capital expenditures                                $190,126         $ 167,963        $ 320,031
                                                               ================  ===============  ===============

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The Company's revenues from continuing operations and long-lived assets, including goodwill and intangible assets, by geographic region are summarized below (in thousands). Revenues from continuing operations are attributed to countries based on the location of the customer.

                                                                      Year Ended December 31,
                                                       ------------------------------------------------------
                                                             2000              1999               1998
                                                       -----------------  ----------------  -----------------
      Revenues from continuing operations:
          United States                              $      1,436,731        $1,147,597         $1,053,134
          Foreign                                             504,003           551,370            507,744
                                                       -----------------  ----------------  -----------------
             Total                                   $      1,940,734        $1,698,967         $1,560,878
                                                       =================  ================  =================

      Long-lived assets as presented below have not been revised for the effects of the divestiture of the outsourcing business. Long-lived assets sold to EDS totaling approximately $488 million at December 31, 2000 are included in the table below. These assets are primarily located in the United States.

                                                                      Year Ended December 31,
                                                       ------------------------------------------------------
                                                             2000              1999               1998
                                                       -----------------  ----------------  -----------------
          United States                                   $ 1,681,641         $ 754,201          $ 758,224
          Singapore                                           145,606           145,586            143,496
          Other foreign                                       130,139            75,000             80,693
                                                       -----------------  ----------------  -----------------
             Total                                        $ 1,957,386         $ 974,787          $ 982,413
                                                       =================  ================  =================

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2000 and 1999 (in thousands except per share data):

                                                         First         Second         Third          Fourth
                                                         Quarter       Quarter       Quarter         Quarter
                                                    -------------- -------------- ------------- --------------
2000
Revenues                                                $ 479,142     $ 501,377      $ 495,596      $ 464,619
Operating income (loss)                                    76,271        74,864         60,781        (39,134)
Income (loss) from continuing operations                   49,358        47,532         39,987        (40,772)
Income from discontinued operations, net                   16,258        15,876          4,428         11,385
Net earnings (loss)                                        65,616        63,408         44,415        (29,387)

Earnings per common share - basic:
  Income (loss) from continuing operations              $     .38     $     .37      $     .31      $    (.32)
  Income from discontinued operations, net              $     .13     $     .12      $     .03      $     .09
  Net earnings (loss)                                   $     .51     $     .49      $     .34      $    (.23)

Earnings (loss) per common share - diluted:
  Income (loss) from continuing operations              $     .38     $     .37      $     .31      $    (.32)
  Income from discontinued operations, net              $     .10     $     .09      $     .03      $     .09
  Net earnings (loss)                                   $     .48     $     .46      $     .34      $    (.23)

1999
Revenues                                                $ 439,052     $ 446,267      $ 435,110      $ 378,538
Operating income                                           91,502        96,447         78,669         38,801
Income from continuing operations                          80,030        63,746         52,575         94,132
Income (loss)from discontinued  operations, net            12,699          (307)        25,912          3,120
Net earnings                                               92,729        63,439         78,487         97,252

Earnings per common share - basic:
  Income from continuing operations                     $     .61     $     .49      $     .41      $     .73
  Income from discontinued operations, net              $     .10     $     .00      $     .20      $     .02
  Net earnings                                          $     .71     $     .49      $     .61      $     .75

Earnings per common share - diluted:
  Income from continuing operations                     $     .61     $     .48      $     .40      $     .73
  Income from discontinued operations, net              $     .10     $     .00      $     .15      $     .02
  Net earnings                                          $     .71     $     .48      $     .55      $     .75

SABRE HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The travel industry is seasonal in nature. Bookings, and thus booking fees charged for the use of the SABRE system, decrease significantly each year in the fourth quarter, primarily in December.

     The Company recorded expenses associated with the separation of the Company from AMR of approximately $13 million in the first quarter of 2000.

     The Company recorded amortization expense in continuing operations on goodwill and intangible assets acquired as a result of the strategic acquisitions consummated during 2000 of approximately $5 million, $21 million, $22 million and $64 million for the four quarters of 2000, respectively (Note 5).

     During the third quarter of 2000, the Company recorded approximately $8 million in severance expenses related to the reduction in its work force in continuing operations.

     The Company recognized a gain included in continuing operations of approximately $35 million during the first quarter of 1999 and approximately $103 million during the fourth quarter of 1999 related to the liquidation of Equant depository certificates held by American for the economic benefit of the Company (see Note 6).

     During the third quarter of 1999, the Company recorded approximately $2 million in severance expenses related to the reduction in its work force in continuing operations.

     During the fourth quarter of 1999, the Company reversed a liability of approximately $7 million related to a cost savings guarantee in the fifth year of the Marketing Cooperation Agreement with American based on projected cost savings.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents historical financial data of the Company. Effective on July 1, 2001 the Company completed the sale of its information technology infrastructure Outsourcing Business ("Outsourcing Business") to Electronic Data Systems ("EDS"). The results of operations of the Outsourcing Business have been presented as a discontinued operation for the year ended December 31, 2000, 1999, and 1998. See Note 2 of the Consolidated Financial Statements. During 2000, the Company acquired Preview; Gradient Solutions Limited ("Gradient"); GetThere and a 51% ownership interest in Dillon Communication Systems GmbH ("Dillon"). Those acquisitions affect the comparability of the data presented. See Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 5 to the Consolidated Financial Statements for further information regarding these acquisitions and their impact on the Company's financial condition and results of operations.

                                                                 YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------------
                                            2000           1999            1998         1997 (6)        1996 (6)
                                       ---------------  ------------    ------------   ------------    ------------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA AND OTHER DATA WHERE INDICATED)
INCOME STATEMENT DATA (1)(2)(6):
Revenues                                 $ 1,940.7      $   1,699.0    $   1,560.9      $  1,788.4      $   1,625.1
Operating expenses                         1,767.9          1,393.5        1,264.7         1,475.8          1,295.2
                                       -------------    ------------   -------------    ------------    ------------
Operating income                             172.8            305.5          296.2           312.6            329.9
Other income (expense), net                  (13.9)           155.4           21.1            11.0            (24.0)
Minority interests                            30.7              ---            ---             ---             ---
                                       -------------    ------------   -------------    ------------    ------------
Income from continuing operations
  before income taxes                        189.6            460.9          317.3           323.6            305.9
Income taxes                                  93.5            170.4          115.4           123.7            119.3
                                       -------------    ------------   -------------    ------------    ------------
Income from continuing operations             96.1            290.5          201.9           199.9            186.6
Income from discontinued operations,
  net                                         48.0             41.4           30.0             ---              ---
                                       -------------    ------------   -------------    ------------    ------------
Net earnings                             $   144.1      $     331.9    $     231.9      $    199.9      $     186.6
Earnings per common share - basic:
Income from continuing operations(6)           .74             2.24           1.55             ---              ---
Income from discontinued operations(6)         .37              .32            .23             ---              ---
                                       -------------    ------------   -------------    ------------    ------------
Net income                               $    1.11      $      2.56    $      1.78      $      1.53     $      1.43
                                       =============    ============   =============    ============    ============

Earnings per common share - diluted:
Income from continuing operations(6)           .74             2.22           1.55             ---              ---
Income from discontinued operations(6)         .37              .32            .23             ---              ---
                                       -------------    ------------   -------------    ------------    ------------
Net income                               $    1.11      $      2.54    $      1.78      $      1.53     $      1.43
                                       =============    ============   =============    ============    ============

BALANCE SHEET DATA
   (AT END OF PERIOD) (1) (2) (5)(6):

Current assets                           $   693.0      $     976.4    $     944.4      $    877.6      $     694.5
Goodwill and intangible assets, net          891.5             ---            ---              ---             ---
Total assets                               2,650.4          1,951.2        1,926.8         1,504.0          1,287.1
Current liabilities                        1,266.4            525.1          400.8           311.5            289.8
Long-term notes payable                      149.0             ---           317.9           317.9            317.9
Minority interests                           239.5             ---            ---              ---             ---
Stockholders' equity                         791.0          1,262.0          953.7           757.3            569.6
OTHER DATA (1) (2) (5):
Direct reservations booked using the
   SABRE system (3)                            394              370            358             360              349
Total reservations processed using
   the SABRE system (4)                        467              439            409             372              356
Cash flows from operating activities(6)  $   310.8      $     495.4    $     450.8      $    372.8      $     415.8
Capital expenditures(6)                  $   190.1      $     168.0    $     320.0      $    218.1      $     184.3

(1) 2000 results of operations were impacted by the Company's merger and acquisition activities and the related goodwill amortization expense associated with those transactions. See Note 4 to the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for additional information regarding mergers and acquisitions and the impact on the Company's financial condition and results of operations.

(2) The Company has significant transactions with AMR and American. The terms of many of the agreements with AMR and its affiliates were revised in connection with AMR's divestiture of its entire ownership interest in the Company in the first quarter of 2000. See Note 6 to the Consolidated Financial Statements.

(3)  CRS reservations for which the Company collects a booking fee.

(4) Includes direct reservations plus reservations processed by joint venture partners using the SABRE system.

(5) Balance sheet and cash flow data have not been revised for the effects of the Company's sale of its outsourcing business.

(6) Effective on July 1, 2001, the Company completed the sale of the Company's Outsourcing Business, and also entered into agreements with Electronic Data Systems Corporation ("EDS") for (i) EDS to manage the Company's IT systems for 10-years (the "IT Outsourcing Agreement"), and (ii) the Company and EDS to jointly market certain IT services and software solutions to the travel and transportation industries (the "Marketing Agreements"). See Note 2 to the Consolidated Financial Statements. The results of operations of the Outsourcing Business have been reclassified and presented as income from discontinued operations, net, for 2000, 1999 and 1998. Results of operations for 1997 and 1996 have not been reclassified for discontinued operations due to the changes in the Company's organizational structure beginning in 1998 which limit the ability of the Company to accurately reclassify the results of operations for these periods to present the Outsourcing Business as a discontinued operation.